EXHIBIT 10.29
SAPIENT CORPORATION
GLOBAL RESTRICTED STOCK UNIT
AGREEMENT
In recognition of the important contributions that the employee (the “Employee”) whose name appears on the Notice attached to this Global Restricted Stock Unit Agreement, including Exhibits A and B (collectively, the “Agreement”), makes to the success of Sapient Corporation (the “Company” or “Sapient”) and its affiliates (the “Affiliates”), pursuant to the Sapient Corporation 1998 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Unit Award described below. The Notice attached to this Agreement is incorporated herein by reference.
1. The Restricted Stock Unit Award. The Company hereby grants to the Employee the number of restricted stock units (the “Units”) set forth on the Notice, subject to the terms and conditions of this Agreement and the Plan. The Units constitute the right to receive, without payment, (i) the number of shares of Common Stock set forth on the Notice (the “Unit Award”), and (ii) the right to receive, without payment, additional shares of Common Stock or an amount of cash, as determined by the Company in its sole discretion, on the same basis as the Unit Award, equal in value to the cash dividends, if any, that would have been paid on or before the Payment Date with respect to the shares of Common Stock underlying the Unit Award had such shares of Common Stock been issued to the Employee on the Grant Date (the “Dividend Equivalent Award”), in each case subject to the terms and conditions of the Plan and those set forth in this Agreement (including, but not limited to, the conditions relating to vesting, forfeiture and timing of payment set forth herein). An Award shall be paid hereunder only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.
2. Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in this Agreement are used as defined in the Plan and the Notice.
(a)	“Agreement” means this Global Restricted Stock Unit Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units, including both the Unit Award and any Dividend Equivalent Award, in accordance with this Agreement.

(c)	“Common Stock” means common stock of the Company, $.01 par value.

(d)	“Fair Market Value” means the per share closing price of a share of Sapient Common Stock on the NASDAQ trading day immediately preceding the applicable Vesting Date.

(e)	“Grant Date” means the date designated as the Date of Grant on the Notice.

(f)	“NASDAQ” means the Nasdaq Global Select Stock Market.

(g)	“Notice” means the Notice of Restricted Stock Unit Award attached to this Agreement and incorporated herein by reference.

(h)	“Payment Date” means, as to Vested Units, the date on which the Award is settled, which date will in any event be within 30 days of the date on which the Units become Vested.

(i)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 4.

(j)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right under the terms of this Agreement and the Plan.

(k)	“Vesting Dates” means the dates listed in the Vesting Schedule on the attached Notice.
3. Vesting.
(a)	The Unit Award shall become Vested on the basis of one Unit to one share of Common Stock only upon the Vesting Dates and the satisfaction of the performance criteria, if any, as set forth in the Vesting Schedule, and the Dividend Equivalent Award shall become Vested only upon the vesting of the underlying Unit Award and only if a cash dividend has actually been declared and issued on the Common Stock on or after the Grant Date and on or before the Payment Date of the underlying Unit, in each case except as otherwise provided herein or determined by the Company in its sole discretion. No portion of any Award shall become Vested on the Vesting Date unless the Employee is then, and since the Grant Date has continuously been, employed by the Company or an Affiliate.

(b)	In the event that the Employee takes a leave of absence from his or her employment prior to a Vesting Date, the Company has the discretion to suspend vesting during such leave of absence as provided for in the Company’s leave policy, to the extent permitted by applicable law. Upon the Employee’s return to active work, vesting will resume; however, unless otherwise provided in the Company’s leave policy, or otherwise required by applicable law, the Employee will not receive credit for any vesting during the leave of absence period.

(c)	In the event that the Employee’s employment terminates prior to a Vesting Date for any reason, including without limitation (1) death, (2) disability, or (3) termination by the Company or any Affiliate, or (4) other termination of employment, as further described in Section 7(j)(iii) of this Agreement, any portion of the Award that has not then become Vested will be forfeited automatically.

(d)	In the event of a merger or acquisition of the Company in which the Company is not the surviving entity, or a sale of substantially all of the Company’s assets, the Company may, in its sole discretion, accelerate the Vesting of all or any portion of any Award, unless the surviving entity agrees to assume or provide substituted awards in respect of the portion of the Awards that have not yet become Vested.

4. Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted in accordance with Section 8 of the Plan.
5. No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company prior to the Payment Date. Once the Unit Award and the Dividend Equivalent Award have become Vested and the shares of Common Stock underlying those Awards have been delivered, but not until such time and only with respect to the shares of Common Stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and receive dividends.
6. Payment of Award. On the Payment Date, the Company shall issue to the Employee (i) that number of shares of Common Stock as equals that number of shares underlying the Unit Award which have become Vested and (ii) additional shares of Common Stock or an amount of cash, as determined by the Company pursuant to Section 1 of this Agreement, equal in value to the Dividend Equivalent Award which has become Vested. If the Dividend Equivalent Award is paid by the issuance of additional shares of Common Stock, the number of shares so issued shall be determined by dividing the cash value of the Dividend Equivalent Award by the price per share of the Company’s common stock reported by NASDAQ at market close on the record date established by the Company’s Board of Directors for determining the Company’s stockholders of record entitled to receive the cash dividend to which the Dividend Equivalent Award relates.
7. Nature of Grant. In accepting the Award, the Employee acknowledges, understands and agrees that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)	the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(c)	all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d)	the Award and this Agreement shall not create any right of the Employee to employment or continued employment with the Company or an Affiliate or limit the right of the Company or an Affiliate to terminate the Employee’s employment at any time;

(e)	the Employee has not been induced to receive the Award by expectation of employment or continued employment;

(f)	The Employee is voluntarily participating in the Plan;

(g)	the Award and the shares of Common Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an Affiliate;

(h)	except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages or indemnity in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or an Affiliate to the Employee by contract or otherwise;

(i)	the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j)	for Employees who reside outside the U.S., the following additional provisions shall apply:
(i)	the Award and the shares of Common Stock subject to the Award are not intended to replace any pension rights or compensation;

(ii)	the Award and the shares of Common Stock subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or an Affiliate, and which is outside the scope of the Employee’s employment or service contract, if any; and

(iii)	in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to vest in the Award under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of the Employee’s Award.
8. Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company.
9. No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.
10. Withholding. Regardless of any action the Company or any Affiliate takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee

(“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or an Affiliate. The Employee further acknowledges that the Company and/or any Affiliate (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the issuance of shares of Common Stock upon settlement of the Award, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Employee acknowledges that the Company and/or any Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Employee may elect, by written notice to the Company at least 30 days prior to the Vesting Date, to satisfy Tax-Related Items by paying the Tax-Related Items to the Company in cash (via check or wire transfer).
Employees who are employed by the Company or any Affiliate located within the United States may also elect to satisfy Tax-Related Items by delivering to the Company other shares of Common Stock owned by the Employee prior to such date having a Fair Market Value not less than the Tax-Related Items due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company.
If the Employee does not elect to pay Tax-Related Items at least 30 days prior to the Vesting Date, the Employee authorizes the Company and/or any Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)	withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or any Affiliate; or

(b)	withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization); or

(c)	withholding in shares of Common Stock to be issued upon vesting/settlement of the Award.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock subject to the vested Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

If the obligation for Tax-Related Items is satisfied by selling a number of shares of Common Stock through a mandatory sale arranged by the Company, the Employee hereby agrees to the terms of the Irrevocable Standing Order to Sell Shares (the “Standing Order”), attached as Exhibit A and to the following:
(a)	The Employee authorizes the Company’s agent to sell, at the market price and on each Vesting Date (or the first NASDAQ trading day thereafter if a Vesting Date is a day in which NASDAQ is closed), the number of Vested shares that, per the Company’s instructions to its agent, is necessary to obtain proceeds sufficient to satisfy the Tax-Related Items. The Employee understands and agrees that the number of shares that such agent will sell will be based on the Fair Market Value of the shares.

(b)	The Employee agrees that the proceeds received from the sale of Vested shares pursuant to this Section 10 will be used to satisfy Tax-Related Items and, accordingly, the Employee hereby authorizes the Company’s agent to pay such proceeds to the Company for such purpose. The Employee understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy Tax-Related Items, such excess proceeds shall be deposited into the Employee’s stock brokerage account with E*TRADE Financial or such other third party brokerage under which the Employee maintains a brokerage account (the “Account”). The Employee further understands that any remaining Vested shares shall be deposited into the Account.
Finally, the Employee shall pay to the Company or any Affiliate any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
11. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted in the courts of Suffolk County, or the federal courts for the United States for the District of Massachusetts where this Award is made and/or to be performed.
12. Section 409A Exemption. The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder and shall be construed and administered accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.
13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14. Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.
The Employee understands that the Company and any Affiliate may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Employee understands that Data will be transferred to E*TRADE Financial Services, Inc. (“E*TRADE”) , or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Employee’s country. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Employee authorizes the Company, E*TRADE, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Employee understands, however, that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.
15. Language. If The Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The

Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18. Exhibit B. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in Exhibit B to this Agreement for the Employee’s country. Moreover, if the Employee relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Agreement.
19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, Sapient Corporation has executed this Global Restricted Stock Unit Agreement as of the ___ day of ___, 20__.
SAPIENT CORPORATION

By:	/s/ Alan J. Herrick
Alan J. Herrick
Chief Executive Officer

Exhibit A
IRREVOCABLE STANDING ORDER TO SELL SHARES
I have received from the Company on a voluntary basis the right to acquire shares of Sapient Common Stock (the “Shares”) subject to the terms and conditions set forth in the attached Global Restricted Stock Unit Agreement.
I understand that I must maintain a securities brokerage account with E*TRADE or such other third party brokerage (each of E*TRADE or such other third party brokerage is herein defined as the “Broker”) to participate in the Plan described in detail in Global Restricted Stock Unit Agreement, and Sapient has informed me about this requirement as well as the requirements for the opening of such a securities brokerage account so that the Vested Shares can be deposited into account. Furthermore, I understand that on each Vesting Date, the Vested Shares will be deposited into my stock brokerage account with the broker and that I may incur taxable income (“Taxable Income”) upon my receipt of the Vested Shares or at any other time after the grant of the Award. Per the terms of the Agreement, and if so directed by Sapient, I understand and agree to do the following as a condition of my receipt of Vested Shares:
Upon each Vesting Date, I must sell a number of Shares that is sufficient to satisfy all Tax-Related Items, as determined by Sapient or an Affiliate, which are applicable to my Taxable Income. Accordingly, I HEREBY DIRECT THE BROKER TO SELL, ON EACH VESTING DATE LISTED ABOVE (OR THE FIRST NASDAQ TRADING DAY THEREAFTER IF A VESTING DATE IS A DAY ON WHICH NASDAQ IS CLOSED), THAT NUMBER OF SHARES THAT, PER SAPIENT’S INSTRUCTIONS TO THE AGENT, IS SUFFICIENT TO OBTAIN SALE PROCEEDS SUFFICIENT TO SATISFY THE TAX-RELATED ITEMS. THE PER SHARE SALES PRICE SHALL BE CALCULATED BASED ON THE FAIR MARKET VALUE OF THE SHARES.
I understand that the Broker will remit the proceeds of the foregoing sale promptly to Sapient for payment by Sapient or an Affiliate of the Tax-Related Items, and I authorize and direct the Broker to pay such proceeds to Sapient for this purpose.
I acknowledge that I have not been induced to participate in any trade in return for or as an expectation of employment or continued employment. I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares that will remain in effect until such time as I have received all Shares to which I am entitled under this Agreement. I also agree that this Irrevocable Standing Order to Sell Shares is in addition and subject to the terms and conditions of any existing Account Agreement that I have with the Broker.

Exhibit B

COUNTRY-SPECIFIC TERMS TO THE
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
Terms and Conditions
This Exhibit B includes additional terms and conditions that govern the Award granted to the Employee under the Plan if the Employee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Exhibit B also includes information regarding exchange controls and certain other issues of which the Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information in this Exhibit B as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date at the time that the Award vests or the Employee sells shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of a particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to his or her situation.
Finally, if the Employee is a citizen or resident of a country other than the one in which he or she is currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Employee.
AUSTRALIA
Notifications
Securities Law Information. If the Employee acquires shares of Common Stock pursuant to the Employee’s Award and the Employee offers his or her shares of Common Stock for sale to a person or entity resident in Australia, the Employee’s offer may be subject to disclosure requirements under Australian law. The Employee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

CANADA
Terms and Conditions
Payment of Award. This provision supplements Section 6 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the Unit Award, shares of Common Stock will be issued to the Employee. In no event will the Unit Award be paid to the Employee in the form of cash.
French Language Provision. The following provision will apply if the Employee is a resident of Quebec:
The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Section 14 of the Agreement:
The Employee hereby authorizes the Company, any Affiliate and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Employee further authorizes the Company, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Employee further authorizes the Company and any Affiliate to record such information and to keep such information in the Employee’s employee file.
CHINA
The following terms and conditions apply only to PRC nationals who work in china at any time between grant and vesting of the award, as determined by the company in its sole discretion.
Terms and Conditions
Payment of Award and Sale of Shares. This provision supplements Section 6 of the Award:
To facilitate compliance with exchange control laws or regulations in China due to local regulatory requirements, the Company may require that all shares of Common Stock to be issued upon vesting and settlement of the Award be sold by the Company’s designated brokerage firm on the Employee’s behalf and for the Employee’s account pursuant to this authorization on or as soon as administratively possible after the date of issuance. The Employee agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or such brokerage firm) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that the Employee shall not be permitted to exercise any influence over how, when or whether the sales occur. The Employee acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the shares of Common Stock at any particular price (it being understood that the sale will occur at the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Common Stock issued upon vesting and settlement of the Award are sold, the proceeds of the sale of the shares of Common Stock, less any Tax-Related Items, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Employee in accordance with applicable exchange control laws and regulations.
Exchange Control Requirements. The Employee understands and agrees that, if he or she is subject to local exchange control requirements, the Employee will be required to repatriate the cash proceeds from the immediate sale of the shares of Common Stock issued upon the vesting of the Award to China. The Employee further understands that, under local law, such repatriation of the Employee’s cash proceeds may need to be effected through a special exchange control account established by the Company or an Affiliate, and the Employee hereby consents and agrees that any proceeds from the sale of any shares of Common Stock the Employee acquires may be transferred to such special account prior to being delivered to the Employee. The proceeds may be paid to the Employee in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Employee in U.S. dollars, the Employee understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Employee in local currency, the Employee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Employee agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the time the proceeds are distributed to the Employee. The Employee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Employee uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of shares of Common Stock acquired under the Plan, the bank will make the report for the Employee. In addition, the Employee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, the Employee must report on an annual basis, shares of Common Stock that exceed 10% of the total voting capital of the Company.

HONG KONG
Terms and Conditions
Payment of Award. This provision supplements Section 6 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the Unit Award, shares of Common Stock will be issued to the Employee. In no event will the Unit Award be paid to Employee in the form of cash.
Restriction on Sale. To facilitate compliance with securities laws in Hong Kong, in the event the Employee’s Award vests and shares of Common Stock are issued to the Employee within six (6) months of the Grant Date, the Employee agrees that he or she will not dispose of any shares of Common Stock acquired prior to the six-month anniversary of the Grant Date.
Notifications
Securities Law Information. Warning: The Award and shares of Common Stock do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or an Affiliate. The Agreement, including Exhibit B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Award is intended only for the personal use of each eligible employee of the Company or an Affiliate and may not be distributed to any other person. If the Employee is in any doubt about any of the contents of the Agreement, including Exhibit B, or the Plan, the Employee should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, then the Employee’s grant shall be void.
INDIA
Notifications
Exchange Control Information. The Employee understands that the Employee must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. The Employee will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Employee deposits the foreign currency. The Employee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company, or an Affiliate requests proof of repatriation.

NETHERLANDS
Terms and Conditions
No Entitlement. This provision supplements Section 7 of the Agreement:
By accepting the Award, the Employee acknowledges that the Award is intended as an incentive for the Employee to remain employed with the Company or an Affiliate and is not intended as remuneration for labor performed.
Notifications
Insider Trading Information. The Employee should be aware of the Dutch insider-trading rules, which may impact the sale of shares of Common Stock issued upon vesting of the Award. In particular, the Employee may be prohibited from effectuating certain transactions if he or she has inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of any affiliate in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain employees working at an affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the employee has such inside information.
If the Employee is uncertain whether the insider-trading rules apply to the Employee, then the Employee should consult with his or her personal legal advisor.
RUSSIA
Terms and Conditions
U.S. Securities Transaction. The Employee understands that the Award shall be valid and the Agreement shall be concluded and become effective only when the Agreement is received electronically or otherwise by the Company in the United States.
Notifications
Securities Law Information. This Exhibit B, the Notice, the Agreement, the Plan and all other materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia. In no event will shares of Common Stock be delivered to the Employee in Russia; instead, all shares of Common Stock acquired upon vesting of the Award will be maintained on the Employee’s behalf in the United States.
Exchange Control Notification. Under current exchange control regulations, within a reasonably short time after sale of the shares of Common Stock acquired under the Plan, the Employee must repatriate the sale proceeds to Russia. Such sale proceeds must be credited initially to the Employee through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, the funds may be further remitted to foreign banks in accordance with Russian exchange control laws.
The Employee should consult his or her personal advisor before remitting any sale proceeds to Russia, as exchange control requirements may change.
SINGAPORE
Terms and Conditions
Payment of Award. This provision supplements Section 6 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the Unit Award, shares of Common Stock will be issued to the Employee. In no event will the Unit Award be paid to the Employee in the form of cash.
Notifications
Securities Law Information. The Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Employee should note that the Award is subject to section 257 of the SFA and the Employee will not be able to make any subsequent sale in Singapore of the shares of Common Stock acquired through the vesting of the Award or any offer of such sale in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).
Director Notification Obligation. If the Employee is a director, associate director or shadow director of a Singapore affiliate of the Company, the Employee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when the Employee receives an interest (e.g., Awards, shares of Common Stock) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Employee must notify the Singapore affiliate when the Employee sells shares of the Company or any related company (including when the Employee sell shares of Common Stock acquired through the vesting of his or her Award). These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Employee’s interests in the Company or any related company within two (2) days of becoming a director.

SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications
Securities Law Information. The Award is considered a private offering in Switzerland; therefore, it is not subject to registration.
UNITED ARAB EMIRATES (DUBAI)
Notifications
Securities Law Information. The Agreement, including this Exhibit B, the Plan, and other incidental communication materials are intended for distribution only to employees of the Company and its Affiliates for the purposes of an employee compensation or reward scheme. The regulatory authorities of the Dubai Technology and Media Free Zone Authority have no responsibility for reviewing or verifying any documents in connection with the Award. Further, the shares of Common Stock underlying the Award may be illiquid and/or subject to restrictions on their resale. If the Employee is in any doubt about any of the contents of the Agreement, including Exhibit B, or the Plan, the Employee should obtain independent professional advice.
UNITED KINGDOM
Payment of Award. This provision supplements Section 6 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the Unit Award, shares of Common Stock will be issued to the Employee. In no event will the Unit Award be paid to the Employee in the form of cash.
Withholding. This provision supplements Section 10 of the Agreement:
If payment or withholding of the income tax is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax will constitute a loan owed by the Employee to the Company or an Affiliate, effective on the Due Date. The Employee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or an Affiliate may recover it at any time thereafter by any of the means referred to in Section 10 of the Agreement.
Notwithstanding the foregoing, if the Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Employee will not be eligible for such a loan to cover the income tax. In the event that the Employee is a director or executive officer and the income tax due is not collected from or paid by the Employee by the Due Date, the amount of any uncollected tax will constitute a benefit to the Employee on which additional income tax and National Insurance contributions (“NICs”)

(including the Employer NICs, as defined below) will be payable. The Employee will be responsible for reporting and paying any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.
Joint Election. As a condition of the Award, the Employee agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) which may be payable by the Company or an Affiliate with respect to the vesting of the Award or otherwise becomes payable with respect to a benefit derived in connection with the Award, and to reimburse the Company or the Affiliate for such Employer NICs. The Employee further agrees that the Company or the Affiliate may collect the Employer NICs from the Employee by any of the means set forth in Section 10 of the Agreement.
If requested, the Employee further agrees and undertakes to execute a joint election between the Company or an Affiliate (in a form satisfactory to the Company and the HMRC) and to execute such other joint elections as may be required between the Employee and any successor to the Company or the Affiliate to accomplish the transfer of the liability to pay Employer NICs to the Employee.